Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 of our report dated March 11, 2021, relating to the consolidated financial statements of QHSLab, Inc. (f/k/a USA Equities Corp) (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ Cherry Bekaert LLP

Tampa, Florida

September 26, 2022